EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS THIRD QUARTER 2009 RESULTS

BOCA RATON, Fla. – November 2, 2009 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $129.6 million in the third quarter ended September 30, 2009, a 27% decrease from revenue of $178.1 million in the prior year quarter. Net income for the third quarter of 2009 was $1.0 million, or $0.03 per diluted share, a decline of 84% compared to net income of $6.2 million, or $0.20 per diluted share, in the prior year quarter. On a sequential basis, revenue decreased 13% from the second quarter of 2009, while net income decreased 58%. Cash flow from operations for the third quarter of 2009 was $19.5 million.

For the nine months ended September 30, 2009, the Company generated revenue of $454.1 million and net income of $6.3 million, or $0.20 per diluted share. This compares to revenue of $528.3 million and net income of $18.4 million, or $0.59 per diluted share, in the first nine months of the prior year. Cash flow from operations for the first nine months of 2009 was $69.9 million.

“The improvement in contract bookings activity within our nurse and allied staffing business that we first noted in our second quarter earnings release in August is continuing. Keep in mind that it takes several months for sequential volume growth to materialize after booking trends begin to improve due to the typical three-month contract length and the normal one-month delay from the time a contract is booked to the assignment start,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “While it took most of the third quarter to halt the negative momentum of our staffing volume resulting from the extraordinary weakness in demand during the months leading up to this summer, since mid-September our travel staffing volume has increased 6%. This improvement in staffing volume has resulted from a significant increase in demand since the spring, with current open order levels for travel nurses six times the levels seen prior to the summer,” he said.

Mr. Boshart continued, “Our analysis of the increase in demand indicates that it is spread across numerous nursing specialties and suggests the increase is not just related to the H1N1 virus or normal seasonality, which leads us to believe it should be sustainable. While we do not expect our staffing volume to parallel the rapid increase in demand, it does change the constraint on our growth from one of demand to one of supply. So the primary challenge we now face is a more familiar one to us – recruiting enough qualified nurses to meet increasing demand for contract nursing services.”

“Our other businesses, which include physician staffing and clinical trials services, are also exhibiting varying degrees of stabilization to the extent that we can say with some confidence that we believe the trough in our business activity will be the second half of 2009. Moreover, as a result of effective margin management, cost controls and a reduction of receivables, our strong cash flow has allowed us to de-lever our balance sheet by $75 million in the past twelve months. During the third quarter alone we reduced our debt outstanding by $24 million,” said Mr. Boshart.

Nurse and Allied Staffing

For the third quarter of 2009, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $64.1 million, reflecting a 50% decrease from the prior year quarter and an 18% decrease sequentially from the second quarter of 2009. Contribution income (defined as income from operations before depreciation and amortization, impairment charges and corporate expenses not specifically identified to a reporting segment) decreased 56% in the third quarter of 2009 to $6.2 million from $14.3 million in the same quarter a year ago, and decreased 13% sequentially from the second quarter of 2009. The decreases in revenue and contribution income reflect a sharp decline in demand for temporary nurse and allied staffing services from a year ago primarily due to the economic environment and its impact on the national labor market.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Segment staffing volume decreased 48% from the prior year quarter and 19% sequentially from the second quarter of 2009. The average revenue per FTE per week for the third quarter of 2009 declined 3.5% from the prior year quarter due to a higher mix of per diem staffing coupled with a change in the mix within per diem to lower-skilled professionals. The average hourly bill rate in the travel nurse staffing business was essentially flat year-over-year.

For the first nine months of 2009, segment revenue decreased 38% on a year-over-year basis to $247.7 million from $402.2 million in the same period a year ago, while contribution income decreased 43% to $23.5 million from $41.1 million in the prior year period.

Physician Staffing

For the third quarter of 2009, the physician staffing business segment generated revenue of $39.6 million, a 3% decrease sequentially from the second quarter of 2009, while contribution income in the third quarter of 2009 was $4.0 million, a 4% decrease sequentially from the second quarter of 2009. Physician staffing days filled for the third quarter of 2009 were 24,395 days, a pro forma decrease of 13% from the prior year quarter. Revenue per day filled for the third quarter of 2009 was $1,651, a pro forma 4% increase from the prior year quarter, reflecting a favorable change in the mix of business.

The Company believes the recession, the stock market decline and the weakened housing market appear to have delayed the retirement plans of many older physicians. This dynamic, in conjunction with fewer elective surgeries, has resulted in a decrease in demand for temporary physicians, particularly in such specialties as anesthesiology and surgery.

For the first nine months of 2009, segment revenue was $118.6 million and contribution income was $11.3 million. No meaningful prior period comparisons are available as the Company acquired its physician staffing business in September of 2008.

Clinical Trials Services

For the third quarter of 2009, the clinical trials services segment generated revenue of $16.4 million, a decrease of 35% from $25.4 million in the prior year quarter and a decrease of 15% sequentially from the second quarter of 2009. Contribution income decreased 56% in the third quarter of 2009 to $1.7 million from $3.8 million in the prior year and decreased 27% sequentially from the second quarter of 2009.

The environment for clinical trials services has been weak during the year stemming from a slow-down in clinical trials caused largely by economic factors and financial market conditions, along with uncertainty concerning R&D activities following mergers and acquisitions in the pharmaceutical and biotechnology sectors. The Company is seeing gradual improvement in the core contract staffing component of its business while continuing to experience weakness in its other service offerings due to project-specific factors in its CRO activities and in drug safety monitoring activities.

For the first nine months of 2009, segment revenue decreased 24% on a year-over-year basis to $56.8 million from $75.2 million in the same period a year ago, while contribution income decreased 49% to $6.1 million from $11.9 million in the prior year period.

Other Human Capital Management Services

For the third quarter of 2009, the other human capital management services business segment (education and training and retained search) generated revenue of $9.6 million, a 26% decrease from revenue of $13.0 million in the same quarter in the prior year, reflecting a lower number of retained searches and lower average seminar attendance. Segment contribution income decreased 57% to $0.7 million in the third quarter of 2009 from $1.6 million in the prior year quarter primarily as a result of weakness in the retained physician search business. On a sequential basis, segment revenue decreased 7% while contribution income increased 107% from the second quarter of 2009.

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For the first nine months of 2009, segment revenue decreased 23% on a year-over-year basis to $31.0 million from $40.1 million in the same period a year ago, while contribution income decreased 68% to $1.9 million from $6.1 million in the prior year period.

Debt Repayments

During the third quarter of 2009, the Company reduced borrowings on its debt outstanding by $23.6 million from the end of the prior quarter. At September 30, 2009, the Company had $69.5 million of total debt on its balance sheet and a debt, net of cash, to total capitalization ratio of 18.4%. At the end of the third quarter of 2009, the Company’s debt leverage ratio (as defined in its credit agreement) was 1.7 to 1, which is well under the 2.5 to 1 maximum allowable ratio that became effective September 30, 2009, and remains in effect for the duration of the credit agreement, which expires in September 2013. Subsequent to the end of the third quarter, the Company made a $3.0 million optional pre-payment on its term debt as a result of its continued strong cash flow.

Fourth Quarter 2009 Guidance

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any significant legal proceedings or repurchases of the Company's common stock.

Cross Country Healthcare expects revenue in the fourth quarter of 2009 to be in the $120 million to $123 million range and earnings per diluted share to be in the range of $0.02 to $0.04. For the full year ended December 31, 2009, the Company expects revenue to be in the $574 million to $577 million range and earnings per diluted share to be in the range of $0.22 to $0.24.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Tuesday, November 3rd at 10:00 a.m. Eastern Time to discuss its third quarter 2009 financial results. This call will be webcast live and may be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 888-947-9022 from anywhere in the U.S. or by dialing 415-228-4733 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from November 3rd through November 17th. A replay of the conference call will be available by telephone from approximately noon Eastern Time on November 3rd until November 17th by calling 866-470-7050 from anywhere in the U.S. or 203-369-1484 from non-U.S. locations – Passcode: 2009.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services. The Company offers a comprehensive suite of staffing and outsourcing services to the healthcare market, which together include being a leading national provider of nurse and allied staffing services and multi-specialty physician staffing services; a provider of clinical trials services to global pharmaceutical and biotechnology customers; and a provider of other human capital management services focused on healthcare. The Company has more than 5,000 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

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In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and our other Securities and Exchange Commission filings made during 2009.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change

Revenue from services	$129,635	$178,134	(27%)	$454,098	$528,336	(14%)
Operating expenses:
Direct operating expenses	94,281	130,696	(28%)	332,890	390,081	(15%)
Selling, general and administrative expenses	28,858	33,475	(14%)	96,325	97,763	(1%)
Bad debt expense	(303)	203	(249%)	(227)	687	(133%)
Depreciation	2,034	1,789	14%	6,645	5,352	24%
Amortization	1,005	713	41%	3,046	2,029	50%
Total operating expenses	125,875	166,876	(25%)	438,679	495,912	(12%)
Income from operations	3,760	11,258	(67%)	15,419	32,424	(52%)
Other expenses (income):
Foreign exchange loss (gain)	18	(79)	123%	31	(119)	126%
Interest expense, net	1,664	788	111%	4,878	1,960	149%
Other income	(193)	—	ND	(193)	—	ND
Income before income taxes	2,271	10,549	(78%)	10,703	30,583	(65%)
Income tax expense	1,303	4,378	(70%)	4,407	12,191	(64%)
Net income	$968	$6,171	(84%)	$6,296	$18,392	(66%)

Net income per common share:
Basic	$0.03	$0.20	(85%)	$0.20	$0.60	(67%)
Diluted	$0.03	$0.20	(85%)	$0.20	$0.59	(66%)

Weighted average common shares outstanding:
Basic	30,814	30,710		30,793	30,842
Diluted	31,002	30,911		30,963	31,032

ND – Not determinable

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$12,003	$10,173
Restricted cash	—	5,000
Accounts receivable, net	70,316	117,794
Deferred tax assets	11,911	11,287
Income taxes receivable	—	977
Other current assets	8,629	16,149
Total current assets	102,859	161,380
Property and equipment, net	21,481	25,985
Trademarks, net	64,557	64,443
Goodwill, net	130,698	122,598
Other identifiable intangible assets, net	29,568	32,459
Debt issuance costs, net	1,800	2,676
Other long-term assets	16,799	16,309
Total assets	$367,762	$425,850

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,539	$12,440
Accrued employee compensation and benefits	17,602	21,334
Current portion of long-term debt	5,863	15,826
Income taxes payable	2,248	—
Other current liabilities	7,095	6,682
Total current liabilities	41,347	56,282

Long-term debt	63,619	117,255
Interest rate swaps	1,811	2,382
Other long-term liabilities	17,568	15,908
Total liabilities	124,345	191,827

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	238,909	237,372
Accumulated other comprehensive loss	(3,273)	(4,834)
Retained earnings	7,778	1,482
Total stockholders' equity	243,417	234,023

Total liabilities and stockholders' equity	$367,762	$425,850

Cross Country Healthcare, Inc.

Segment Data (a)

(Unaudited, amounts in thousands)

	Three Months Ended September 30,					Nine Months Ended September 30,
	2009	% of Total	2008	% of Total	% Change	2009	% of Total	2008	% of Total	% Change

Revenue:

Nurse and allied staffing	$64,053	49%	$128,910	73%	(50%)	$247,664	54%	$402,241	76%	(38%)
Physician staffing	39,595	31%	10,831	6%	NM	118,600	26%	10,831	2%	NM
Clinical trials services	16,426	13%	25,414	14%	(35%)	56,816	13%	75,181	14%	(24%)
Other human capital management services	9,561	7%	12,979	7%	(26%)	31,018	7%	40,083	8%	(23%)
	$129,635	100%	$178,134	100%	(27%)	$454,098	100%	$528,336	100%	(14%)

Contribution income (b)

Nurse and allied staffing	$6,236		$14,332		(56%)	$23,466		$41,132		(43%)
Physician staffing	3,961		928		NM	11,334		928		NM
Clinical trials services	1,652		3,755		(56%)	6,111		11,937		(49%)
Other human capital management services	682		1,589		(57%)	1,940		6,092		(68%)
	12,531		20,604		(39%)	42,851		60,089		(29%)

Unallocated corporate overhead	5,732		6,844		(16%)	17,741		20,284		(13%)
Depreciation	2,034		1,789		14%	6,645		5,352		24%
Amortization	1,005		713		41%	3,046		2,029		50%
Income from operations	$3,760		$11,258		(67%)	$15,419		$32,424		(52%)

NM - Not meaningful

Cross Country Healthcare, Inc.

Other Financial Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net cash provided by operating activities (in thousands)	$19,466	$13,760	$69,876	$40,932

Nurse and allied staffing statistical data:
FTEs (c)	2,234	4,335	2,876	4,566
Weeks worked (d)	29,042	56,355	112,164	178,074
Average nurse and allied staffing revenue per FTE per week (e)	$2,206	$2,287	$2,208	$2,259

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(a)

Segment data provided is in accordance with the Segment Reporting Topic of the Financial Accounting Standards Board Accounting Standards Codification.

(b)

Defined as income from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of weeks worked in the respective periods.  Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.